151 Farmington Avenue Hartford, Conn. 06156	Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2016 RESULTS

•	Operating earnings per share (1) were $2.30 for the first quarter of 2016

•	Net income (2) per share was $2.06 for the first quarter of 2016

•	Medical membership totaled approximately 23.0 million at March 31, 2016

•	Operating revenue (3) was $15.7 billion for the first quarter of 2016

•	Aetna now projects full-year 2016 operating earnings per share of $7.90 to $8.10 (4)

HARTFORD, Conn., April 28, 2016 - Aetna (NYSE: AET) announced first-quarter 2016 operating earnings (1) of $810.8 million, or $2.30 per share. Net income (2) for the first quarter of 2016 was $726.6 million, or $2.06 per share. Net income for the first quarter of 2016 includes $0.24 per share of net charges, which are detailed in the Summary of Results table on page 8.

First-Quarter Financial Results at a Glance

(Millions, except per share results)	2016	2015	Change
Operating revenue (3)	$15,693.8	$15,086.0	4%
Total revenue	15,693.4	15,094.1	4%
Operating earnings (1)	810.8	844.3	(4)%
Net income (2)	726.6	777.5	(7)%

Per share results:
Operating earnings (1)	$2.30	$2.39	(4)%
Net income (2)	2.06	2.20	(6)%

Weighted average common shares - diluted	353.1	352.7

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“We started the year on a positive note, carrying over momentum from 2015 where we generated record annual operating earnings and revenues,” said Mark T. Bertolini, Aetna chairman and CEO. “Based on first quarter results, we increased our full-year 2016 operating earnings per share projection to a range of $7.90 to $8.10.

“We believe we remain on track to close our acquisition of Humana in the second half of 2016, which will help enable us to offer consumers a broader choice of products, access to higher quality and more affordable care, and a better overall experience. We have obtained approximately two-thirds of the necessary state change of control approvals required to close the transaction, and we continue to cooperate with the Department of Justice as we move toward a combined organization that will accelerate our efforts to build a healthier world,” said Bertolini.

“We are encouraged by our first quarter results and our improved 2016 outlook, particularly at this early stage in the year,” said Shawn M. Guertin, Aetna executive vice president and chief financial officer. “Our operating results reflect the ongoing execution of our growth strategy, and our financial position, capital structure and liquidity all continue to be very strong.”

Total company results

•
Operating earnings (1) were $810.8 million for the first quarter of 2016 compared with $844.3 million for the first quarter of 2015. The decrease in operating earnings is primarily due to lower operating earnings in Aetna's Group Insurance segment primarily as a result of lower underwriting margins in Aetna's disability products.

•
Net income (2) was $726.6 million for the first quarter of 2016 compared with $777.5 million for the first quarter of 2015. Net income in both periods reflects net charges, which are detailed in the Summary of Results table.

•
Operating revenues (3) were $15.7 billion for the first quarter of 2016 compared with $15.1 billion for the first quarter of 2015. The increase in operating revenues is primarily the result of higher Health Care premium yields and membership growth in Aetna's Government business, partially offset by membership declines in Aetna's group Commercial Insured products. Total revenue was $15.7 billion and $15.1 billion for the first quarters of 2016 and 2015, respectively.

•	Operating expenses (1) were $2.8 billion for the first quarter of 2016. The operating expense ratio (5) was 18.0 percent and 18.4 percent for the first quarters of 2016 and

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2015, respectively. The improvement in the operating expense ratio during 2016 is primarily due to the increase in operating revenues described above, which outpaced the increase in operating expenses due to the execution of Aetna's expense management initiatives. The total company expense ratio was 18.2 percent and 18.7 percent for the first quarters of 2016 and 2015, respectively.

•
Pretax operating margin (6) was 9.5 percent for the first quarter of 2016 compared with 10.3 percent for the first quarter of 2015. The pretax operating margin decreased primarily as a result of a higher percentage of Aetna's 2016 operating revenue being derived from the lower margin Government business. The after-tax net income margin was 4.6 percent and 5.2 percent for the first quarters of 2016 and 2015, respectively.

•	Effective tax rate remained relatively flat at 43.5 percent for the first quarter of 2016 compared with 43.2 percent for the first quarter of 2015.

Health Care segment results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) were $832.0 million for the first quarter of 2016 compared with $835.6 million for the first quarter of 2015. Operating earnings remained relatively flat primarily as a result of lower underwriting margins in Aetna's Commercial business, substantially offset by higher fees and other revenue primarily due to higher average fee yields.

•	Net income (2) was $758.8 million for the first quarter of 2016 compared with $766.5 million for the first quarter of 2015.

•
Operating revenues (3) were $15.0 billion for the first quarter of 2016 compared with $14.4 billion for the first quarter of 2015. The increase is due primarily to higher premium yields and membership growth in Aetna's Government business, partially offset by membership losses in Aetna's group Commercial Insured products. Total revenues were $15.0 billion and $14.4 billion for the first quarters of 2016 and 2015, respectively.

•
Sequentially, first-quarter 2016 medical membership declined by 498 thousand primarily reflecting declines in Aetna's Commercial ASC products, partially offset by growth in Aetna's Government business.

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•	Medical benefit ratios (MBRs) for the three months ended March 31, 2016 and 2015 were as follows:

	Three Months Ended
	March 31,
	2016	2015
Commercial	77.8%	77.4%
Government	83.4%	81.3%
Total Health Care	80.5%	79.1%

•	Aetna's first-quarter 2016 Commercial MBR increased over the first quarter of 2015 due primarily to the extra calendar day of service in the first quarter of 2016.

•	Aetna's first-quarter 2016 Government MBR increased over the first quarter of 2015 due primarily to lower favorable development of prior-years' health care cost estimates in 2016.

•
In the first quarter of 2016, Aetna experienced favorable development of prior-years' health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to fourth-quarter 2015 performance.

•
Prior-years' health care costs payable estimates developed favorably by $626.8 million and $653.1 million during the first quarters of 2016 and 2015, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2016 operating results.

Group Insurance segment results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) were $21.3 million for the first quarter of 2016 compared with $43.9 million for the first quarter of 2015. Operating earnings decreased primarily due to lower underwriting margins in Aetna's disability products.

•	Net income (2) was $23.4 million for the first quarter of 2016 compared with $45.8 million for the first quarter of 2015.

•
Operating revenues (3) were $608.8 million for the first quarter of 2016 compared with $617.0 million for the first quarter of 2015. Total revenues were $612.0 million and $619.9 million for the first quarters of 2016 and 2015, respectively.

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Large Case Pensions segment results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating loss (1) was $.3 million for the first quarter of 2016 compared with operating earnings of $2.1 million for the first quarter of 2015, primarily reflecting lower net investment income.

•	Net income (2) was $1.3 million for the first quarter of 2016 compared with $2.5 million for the first quarter of 2015.

•
Operating revenues (3) were $64.7 million for the first quarter of 2016 compared with $85.7 million for the first quarter of 2015, primarily reflecting lower net investment income. Total revenues were $67.1 million and $86.3 million for the first quarters of 2016 and 2015, respectively.

Aetna's conference call to discuss first-quarter 2016 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13633794. Telephone replays will be available until 11 p.m. ET on May 12, 2016.

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About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.5 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2016	2015
Revenue:
Health care premiums	$13,469.0	$12,940.1
Other premiums	540.1	538.0
Fees and other revenue	1,467.0	1,375.0
Net investment income	217.7	232.9
Net realized capital (losses) gains	(.4)	8.1
Total revenue	15,693.4	15,094.1

Benefits and expenses:
Health care costs	10,847.7	10,240.5
Current and future benefits	528.9	528.1
Operating expenses:
Selling expenses	421.1	414.9
General and administrative expenses	2,442.5	2,400.6
Total operating expenses	2,863.6	2,815.5
Interest expense	101.8	80.2
Amortization of other acquired intangible assets	62.8	63.2
Total benefits and expenses	14,404.8	13,727.5

Income before income taxes	1,288.6	1,366.6
Income taxes	560.7	590.3
Net income including non-controlling interests	727.9	776.3
Less: Net income (loss) attributable to non-controlling interests	1.3	(1.2)
Net income attributable to Aetna	$726.6	$777.5

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2016	2015
Operating earnings (1)	$810.8	$844.3
Transaction and integration-related costs, net of tax	(42.9)	(30.7)
Amortization of other acquired intangible assets, net of tax	(40.8)	(41.1)
Net realized capital (losses) gains, net of tax	(.5)	5.0
Net income (2) (GAAP measure)	$726.6	$777.5

Weighted average common shares - basic	350.7	349.5

Weighted average common shares - diluted	353.1	352.7

Per Common Share
Operating earnings (1)	$2.30	$2.39
Transaction and integration-related costs, net of tax	(.12)	(.09)
Amortization of other acquired intangible assets, net of tax	(.12)	(.12)
Net realized capital gains, net of tax	—	.02
Net income (2) (GAAP measure)	$2.06	$2.20

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Segment Information (7)

	For the Three Months
	Ended March 31,
(Millions)	2016	2015
Health Care:
Operating revenue (3) (excludes net realized capital (losses) gains)	$15,020.3	$14,383.3
Net realized capital (losses) gains	(6.0)	4.6
Total revenue (GAAP measure)	$15,014.3	$14,387.9

Commercial Medical Benefit Ratio:
Premiums	$6,964.3	$7,209.7
Health care costs	$5,419.6	$5,583.0

Commercial MBR (GAAP measure)	77.8%	77.4%

Government Medical Benefit Ratio:
Premiums	$6,504.7	$5,730.4
Health care costs	$5,428.1	$4,657.5

Government MBR (GAAP measure)	83.4%	81.3%

Total Medical Benefit Ratio:
Premiums	$13,469.0	$12,940.1
Health care costs	$10,847.7	$10,240.5

Total MBR (GAAP measure)	80.5%	79.1%

Operating earnings (1)	$832.0	$835.6
Transaction and integration-related costs, net of tax	(28.2)	(30.7)
Amortization of other acquired intangible assets, net of tax	(40.8)	(41.1)
Net realized capital (losses) gains, net of tax	(4.2)	2.7
Net income (2) (GAAP measure)	$758.8	$766.5

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Segment Information continued (7)

	For the Three Months
	Ended March 31,
(Millions)	2016	2015
Group Insurance:
Operating revenue (3) (excludes net realized capital gains)	$608.8	$617.0
Net realized capital gains	3.2	2.9
Total revenue (GAAP measure)	$612.0	$619.9

Operating earnings (1)	$21.3	$43.9
Net realized capital gains, net of tax	2.1	1.9
Net income (2) (GAAP measure)	$23.4	$45.8

Large Case Pensions:
Operating revenue (3) (excludes net realized capital gains)	$64.7	$85.7
Net realized capital gains	2.4	.6
Total revenue (GAAP measure)	$67.1	$86.3

Operating (loss) earnings (1)	$(.3)	$2.1
Net realized capital gains, net of tax	1.6	.4
Net income (2) (GAAP measure)	$1.3	$2.5

Corporate Financing: (8)
Operating loss (1)	$(42.2)	$(37.3)
Transaction-related costs, net of tax	(14.7)	—
Net loss (2) (GAAP measure)	$(56.9)	$(37.3)

Total Company:
Operating revenue (3) (excludes net realized capital (losses) gains) (A)	$15,693.8	$15,086.0
Net realized capital (losses) gains	(.4)	8.1
Total revenue (GAAP measure) (B)	$15,693.4	$15,094.1

Operating expenses (C)	$2,820.8	$2,769.9
Transaction and integration-related costs	42.8	45.6
Total operating expenses (GAAP measure) (D)	$2,863.6	$2,815.5

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	18.0%	18.4%
Total company expense ratio (D)/(B) (GAAP measure)	18.2%	18.7%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2016	2015	2015
Medical Membership:
Commercial	18,723	19,370	19,859
Medicare Advantage	1,332	1,251	1,228
Medicare Supplement	612	566	488
Medicaid (9)	2,322	2,300	2,095
Total Medical Membership	22,989	23,487	23,670

Consumer-Directed Health Plans (10)	4,320	4,029	3,981

Dually-Eligible for Medicare and Medicaid (9)	26	27	23

Dental Membership:
Total Dental Membership	14,305	14,634	14,595	(a)

Pharmacy Benefit Management Membership:
Commercial	9,767	10,237	10,789
Medicare Prescription Drug Plan (stand-alone)	1,939	1,466	1,435
Medicare Advantage Prescription Drug Plan	934	863	850
Medicaid (9)	2,602	2,587	2,351
Total Pharmacy Benefit Management Services	15,242	15,153	15,425

(a)
Dental ASC membership at March 31, 2015 has been revised to reflect a reduction of approximately 1 million Dental ASC members, as the applicable Medicaid ASC members did not have a Dental ASC product at such date. This revision did not affect Aetna's financial statements.

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2016	2015
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest expense (A)	$1,496.4	$1,547.5
Interest expense *	(79.2)	(80.2)
Transaction and integration-related costs	(65.4)	(45.6)
Amortization of other acquired intangible assets	(62.8)	(63.2)
Net realized capital (losses) gains	(.4)	8.1
Income before income taxes (GAAP measure)	$1,288.6	$1,366.6

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$862.3	$896.4
Interest expense, net of tax *	(51.5)	(52.1)
Transaction and integration-related costs, net of tax	(42.9)	(30.7)
Amortization of other acquired intangible assets, net of tax	(40.8)	(41.1)
Net realized capital (losses) gains, net of tax	(.5)	5.0
Net income (2) (GAAP measure) (B)	$726.6	$777.5

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital (losses) gains) (C)	$15,693.8	$15,086.0
Net realized capital (losses) gains	(.4)	8.1
Total revenue (GAAP measure) (D)	$15,693.4	$15,094.1

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	9.5%	10.3%
After-tax net income margin (B)/(D) (GAAP measure)	4.6%	5.2%

*Interest expense of $51.5 million ($79.2 million pretax), for the three months ended March 31, 2016 excludes costs associated with the bridge credit agreement and term loan credit agreement executed in connection with the proposed acquisition of Humana Inc. (“Humana”). These costs are included within transaction and integration-related costs.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenues, operating expenses and the operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Operating earnings is the measure reported to the Chief Executive Officer for purposes of assessing financial performance and making operating decisions, such as the allocation of resources among Aetna's business segments. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating revenues, operating expenses, pretax operating margin and the operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs of $42.9 million ($65.4 million pretax) during the three months ended March 31, 2016, related to the acquisitions of Coventry Health Care, Inc. (“Coventry”) and bswift LLC ("bswift") and the proposed acquisition of Humana. Aetna incurred transaction and integration-related costs of $30.7 million ($45.6 million pretax) during the three months ended March 31, 2015, related to the acquisitions of Coventry, the InterGlobal Group ("InterGlobal") and bswift. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the bridge credit agreement and the term loan credit agreement executed in connection with the proposed acquisition of Humana, which are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Net Income (Loss) refers to net income (loss) attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income (loss) and net income per share are based upon net income (loss) attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2016 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $160 million ($247 million pretax), projected integration-related costs related to the Coventry and bswift acquisitions and the proposed acquisition of Humana, projected transaction-related costs related to the proposed acquisition of Humana, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. After-tax amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than estimated after-tax amortization of other acquired intangible assets and projected transaction and integration-related costs related to the Coventry and bswift acquisitions and the proposed acquisition of Humana) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2016 operating earnings per share reflect approximately 354 million weighted average diluted shares. The projected information in this press release does not include or reflect any benefit or impact from or any transaction or other costs associated with Aetna's proposed acquisition of Humana.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

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(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Medicaid membership includes members who are dually-eligible for both Medicare and Medicaid.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Humana’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to operating earnings per share, the closing date of the proposed acquisition of Humana, amortization of other acquired intangible assets and weighted average diluted shares, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the proposed acquisition of Humana; the risk that a condition to closing of the proposed acquisition of Humana may not be satisfied; the risk that a regulatory approval that may be required for the proposed acquisition of Humana is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the proposed acquisition of Humana; Aetna’s ability to achieve the synergies and value creation projected to be realized following the completion of the proposed acquisition of Humana; Aetna’s ability to promptly and effectively integrate Humana’s businesses; the diversion of management time on Humana acquisition-related issues; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in Aetna’s and/or Humana’s health insurance exchange products)); the profitability of Aetna’s and Humana’s public health insurance exchange products, where membership (particularly members who join during special election periods) may have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; uncertainty related to Aetna’s and Humana’s accruals for health care reform’s reinsurance, risk adjustment and risk corridor programs (“3R’s”); uncertainty related to the funding for and final reconciliations with respect to health care reform's risk management and subsidy programs; the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of health insurance exchanges; Aetna’s and Humana’s ability to offset Medicare Advantage and PDP rate pressures; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.  Health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios.  Key components of the legislation will continue to be phased in through 2020, and Aetna will be required to dedicate material resources and incur material expenses during 2016 to implement health care reform.  Significant parts of the legislation, including aspects of public health insurance exchanges, nondiscrimination requirements, reinsurance, risk corridor and risk adjustment, continue to evolve through the promulgation of regulations and guidance at the federal level.  In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform.  As a result, many of the impacts of health care reform will not be known for the next several years.  Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing, operating and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost

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experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana, Coventry, bswift LLC and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services’ star rating bonus payments; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down.  For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2015 Annual Report on Form 10-K (“Aetna’s 2015 Annual Report”) on file with the Securities and Exchange Commission ("SEC"). For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2015 Annual Report on Form 10-K (“Humana’s 2015 Annual Report”) on file with the SEC. You should also read Aetna’s 2015 Annual Report and Aetna’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2015 Annual Report and Humana’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, when filed with the SEC, for a discussion of Humana’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Humana.  Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.